Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in this Registration Statement of 360networks inc. on Form S-8 of our report dated November 30, 1998, related to the divisional balance sheet of Ledcor Industries Limited--Telecommunications Division as at May 31, 1998 and the divisional statements of operations and retained earnings and cash flows for the nine months ended May 31, 1998 and the year ended August 31, 1997, which appear in 360networks inc.'s annual report on Form 20-F for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP
Edmonton, Canada
June 20, 2000